Filed Pursuant to Rule 424(b)(3)

File No.: 333-268185

Prospectus Supplement No. 2 Dated June 1, 2023

(To Prospectus Dated May 4, 2023)

DRAGONFLY ENERGY HOLDINGS CORP.

35,161,573 Shares of Common Stock

12,266,971 Warrants to Purchase Shares of Common Stock

12,266,971 Shares of Common Stock Underlying Warrants

This Prospectus Supplement No. 2 supplements the prospectus of Dragonfly Energy Holdings Corp. (the “Company”, “we”, “us”, or “our”) dated May 4, 2023 (as supplemented to date, the “Prospectus”) with the following information. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 2. This Prospectus Supplement No. 2 updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 2 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 1, 2023

SELLING SECURITYHOLDERS

As a result of the transfer of an aggregate of 75,000 shares of our common stock by Chardan NexTech 2 LLC, which shares of common stock were originally included in the accompanying prospectus dated May 4, 2023 (the “Prospectus”), the information contained in the chart in the section entitled “Selling Securityholders” commencing on page 98 of the Prospectus is hereby supplemented as follows:

The following selling securityholder’s information shall be added to the Selling Securityholders chart, as follows:

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in the Offering				Securities Beneficially Owned After the Offered Securities are Sold
Name	Shares of Common Stock	Warrants	Shares of Common Stock	%	Warrants	%	Shares of Common Stock	Warrants
Maria Toorpakai Foundation, Inc.	—	—	75,000	*	—	*	75,000	—

* The above stockholder owns less than 1% of our total outstanding shares as of the date of this Prospectus Supplement No. 2.

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